Exhibit 99.1

BeiGene, Ltd.

BeiGene Announces Plan to Pursue Accelerated Approval in the U.S. of BTK Inhibitor Zanubrutinib in Waldenström Macroglobulinemia (WM)

Fast Track Designation Granted by U.S. FDA

Enrollment Complete in Global Phase 3 Clinical Trial in WM

CAMBRIDGE, Mass. and BEIJING, China, July 22, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that its investigational BTK inhibitor zanubrutinib has been granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Waldenström macroglobulinemia (WM). Based on BeiGene’s discussions with the FDA, internal review of available data from its global Phase 1 trial of zanubrutinib in patients with WM, and supported by the Fast Track Designation, BeiGene is preparing to submit in the first half of 2019 a New Drug Application (NDA) to pursue an accelerated approval of zanubrutinib for patients with WM based on results from the global Phase 1 study. A final determination to submit the NDA will be made subsequent to the pre-NDA meeting with FDA after obtaining mature data from the study this fall.

“We believe zanubrutinib is a differentiated BTK inhibitor based on the depth and durability of responses observed in our ongoing global Phase 1 trial of zanubrutinib in WM patients. We look forward to working closely with the FDA in the continuing development of zanubrutinib for the treatment of this disease,” commented John Oyler, co-founder, CEO and Chairman of BeiGene. “We are hopeful that zanubrutinib, if approved, may represent a valuable and important treatment option for patients with WM.”

The FDA’s Fast Track program is intended to expedite or facilitate the process for reviewing new drugs that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and demonstrate the potential to address unmet medical needs for the condition. A drug candidate with a Fast Track Designation may be eligible for more frequent communications with the FDA, for Accelerated Approval and Priority Review (if relevant criteria are met), and rolling review of the NDA.

In addition to the global Phase 1 trial of zanubrutinib, which enrolled 76 WM patients to date, zanubrutinib is also being tested in a global Phase 3 clinical trial in patients with WM comparing zanubrutinib to ibrutinib, a currently approved BTK inhibitor. BeiGene announced today that this global Phase 3 study has completed patient enrollment. In addition, zanubrutinib is being tested in a global Phase 3 clinical trial as a first-line treatment for patients with chronic lymphocytic leukemia (CLL) and a Phase 2 clinical trial in patients with relapsed or refractory follicular lymphoma in combination with GAZYVA® (obinutuzumab). In China, BeiGene has completed enrollment in three pivotal Phase 2 clinical trials of zanubrutinib in patients with mantle cell lymphoma (MCL), CLL and WM, and expects to file an NDA in China for MCL this year. BeiGene is also planning a Phase 3 trial for a head-to-head comparison of zanubrutinib versus ibrutinib in patients with relapsed/refractory CLL/small lymphocytic lymphoma (SLL). As of May 7, 2018, more than 1,200 patients have been enrolled in the zanubrutinib development program.

About Zanubrutinib

Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that is currently being evaluated in a broad pivotal clinical program globally and in China as a monotherapy and in combination with other therapies to treat various B cell malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.(1)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of zanubrutinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+1 857-302-5663
ir@beigene.com	media@beigene.com

(1)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation. GAZYVA is a registered trademark of Genentech.